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                                                                    Exhibit 10.9

[Accenture Letterhead]

14 May 2001





C/-Sydney Office

Dear ____________

I am pleased to confirm the offer to you of employment with Accenture Australia Ltd (Accenture) in the position of Partner. The terms of this offer are set out in this letter.

Commencement and term

1. Your employment with Accenture will start on 25 May 2001, and will continue until terminated by you or Accenture.

Duties

2. As a Partner of Accenture, you will be a leader of Accenture's business and, as such, your responsibilities will include:

         (a) managing and supervising the provision of consulting services to Accenture's clients;

         (b) participating in the management and administration of Accenture and any Affiliate to the extent reasonably required; and

         (c) participating in practice development activities in your area of expertise and other areas of general importance to Accenture.

3.       Your general duties to Accenture include duties to:

         (a) comply with the lawful and reasonable directions of the board of Accenture (the Board), its delegates or such other person or group which Accenture may nominate from time to time - these directions may take a number of forms including specific directions to you or a group of partners, and may also include the standing directions set out in Accenture's policies, which can be found on the Accenture Policies database;

         (b) devote your full time and attention to the business and affairs of Accenture and any Affiliate for which you are required to perform duties;

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         (c)      refrain from directly or indirectly carrying on or being
                  engaged concerned or interested in any other business trade or occupation without Accenture's written consent, such consent not to be withheld unreasonably.

4. Your normal place of work will be Accenture's offices at Sydney or such other office of Accenture or any related company or client as Accenture may reasonably require.

5. Accenture may at its discretion require you to refrain from performing some or all of your day-to-day responsibilities on full pay if it regards it to be in its best interests to do so.

Hours of Work

6. The standard working week of Accenture is 40 hours, based on 8 hours per day, Monday to Friday. It is understood, however, that hours may vary in order to comply with Accenture's commitment to the highest standard of professional performance. Your salary represents payment for all those hours so worked.

Remuneration and benefits

7. You will be entitled to base compensation, which will be subject to statutory deductions and will comprise a number of elements, which may include:

         (a)      voluntary superannuation contributions;

         (b) non-cash benefits which you elect to receive as a component of your base compensation (e.g. provision of a car in accordance with Accenture's Car Plan and provision of car parking at work
                  - details of these benefits can be obtained from the Employee Benefits Group);

         (c) Fringe Benefits Tax, luxury vehicle tax and other taxation cost (including the non-deductibility of lease costs for luxury cars in certain circumstances) which is payable on or incurred in connection with the non cash benefits referred to in paragraph (b); and

         (d)      a taxable salary.

         Attached is a compensation summary which sets out the components of your base compensation at the date of this letter. Your salary for the period 25 May to 31 May 2001 will be paid on or before 31 May. Thereafter, your salary for each calendar month will be paid on or before the 15th of the month by equal monthly instalments directly into a bank or building society account nominated by you. Salary advice slips are issued within two working days. Without limiting any other right, if you are overpaid, you agree that Accenture may in consultation with you recover on a reasonable basis the amount of the overpayment from one or more subsequent monthly instalments of salary.


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8.       The amount of your base compensation will be reviewed every year in accordance with Accenture's policies on partner compensation, and any increase or decrease to your base compensation as a result of this review will take effect from the following 1 September.

9. In addition to your base compensation, Accenture will make on your behalf superannuation contributions required by relevant superannuation legislation. You may also direct part of your base compensation to additional voluntary superannuation contributions. The amount of these contributions will be the amount as may be agreed by you and Accenture.

10. As a partner, in addition to your base compensation, Accenture may pay to you a bonus. The details of any such bonus will be provided to you separately. The decision about whether you receive a bonus and, if so, the form, value and timing of the bonus are to be determined by Accenture in its absolute discretion.

Previously accrued leave

11. You may have accrued a leave entitlement as a partner of the Accenture partnership until 24 May 2001. The amount of that accrued but untaken leave (less the amount of the accrual which was credited to you in advance in respect of the period from 25 May 2001 to 31 August 2001), will be assumed by Accenture and will be able to be taken by you subject to specific expiry dates of which you have been advised. If you have not taken this previously accrued leave before the expiry date, or your employment with Accenture terminates, you will forfeit any entitlement to this leave or payment in respect of it.

Annual Leave

12. As a Partner of Accenture, you will be entitled to annual leave of 20 working days per year of service. This entitlement will accrue in 24 equal instalments. When 6 weeks of leave has accrued, you may be required to take a holiday to reduce your accrued leave entitlements.

13. You will be required to pay back to Accenture on termination any annual leave taken in excess of your accrued entitlement. Accenture may deduct this amount from any amount due to you on termination.

Sickness

14. You will (if employed on a full-time basis) be entitled to 10 days' sick leave for each year of service, and this entitlement will accrue from year to year. Accenture does not make any payment in lieu of accrued but untaken sick leave. If you are employed on a part-time basis, you will accrue sick leave on a pro rata basis.

Long Service Leave

15. You will be entitled to long service leave in accordance with relevant legislation and Accenture policies, which are set out in the Accenture Policies database. Your period of service for the purpose of calculating long service leave will commence on 25 May 2001.


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         No loading is paid on long service leave, and long service leave will not accrue in respect of periods of unpaid leave of any kind.

Parental Leave

16. You will be entitled to parental leave in accordance with relevant legislation and Accenture policies after the birth or adoption of a child.

Insurances

17. Accenture provides a comprehensive insurance program for partners. The details of this program are set out in Accenture's policy, and currently provide the following types of insurance:

         (a)      life insurance;

         (b) long term disablement insurance (payments to this program are payable by you and details will be advised by Partner Matters);

         (c)      accidental death and dismemberment insurance;

         (d)      travel insurance cover;

         (e)      personal accident insurance; and

         (f)      medical and repatriation expenses.

         The types of insurance and the terms on which they are provided may change from time to time.

Equal Employment Opportunity

18. Accenture is an equal opportunity employer. Accenture's EEO policy reflects the spirit and intent of related Federal and State legislation in Australia. You have the right to be treated equitably, and you also have the responsibility to respect the rights of your fellow partners and other Accenture employees, by supporting and promoting the achievement of equal opportunity.

Occupational Health & Safety

19. Accenture is concerned to ensure the safety and well being of its partners and employees while at work. For this reason, each office has appointed an Occupational Health & Safety Co-ordinator who is responsible for ensuring that our physical facilities and our general activities meet the requirements of Federal and State occupational health and safety legislation. Each of us must ensure that our activities involve no risk to ourselves or to our fellow partners and employees. Accenture's workplace is a smoke free environment.


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Confidentiality

20. During the course of your employment and following termination of your employment for any reason, you are required not to use, reproduce or disclose to any person, firm or company any information coming into your knowledge or possession which relates to the affairs or the business of Accenture or any client or to the work performed by you, except in so far as that use, reproduction or disclosure may be necessary for the proper performance of your duties. This obligation includes, without limitation, the names and addresses of any client or business associate, affiliate or employee of Accenture and information relating to methods of operation, marketing, finance, fees, costs, business systems and techniques of Accenture or its clients, but excludes information which is in the public domain at the time of your receipt of that information or which subsequently enters the public domain other than by reason of a breach of this obligation by you. You must also use your best endeavours to prevent the unauthorized use, copying or disclosure of the information referred to above by third parties.

Ownership of Inventions

21. All inventions, ideas, concepts, discoveries, techniques and improvements (including without limitation computer software) ("Inventions") which you may conceive or develop (whether alone or not) during the period of your employment (whether or not during business hours) and which relates to or is connected with any of the matters which have been, are or may become the subject of Accenture's affairs or business, or of any of its clients, or in which Accenture or its clients have been, are or may become interested, shall be the exclusive property of Accenture and form part of Accenture's confidential information.

22. You agree to immediately disclose all inventions to Accenture and you assign all of your present and future right, title and interest in any Invention to Accenture.

23. You will take (at Accenture's expense) any action that may be necessary to give full effect to the provisions of this Agreement, including without limitation any steps necessary or desirable to: (a) assign to Accenture or its nominee any rights in respect of any Invention; and/or
         (b) assist Accenture or its nominee to make a patent application in respect of any Invention.

24. You consent to all acts or omissions of (or for the benefit of) Accenture or any Affiliate which would otherwise constitute a breach of any moral rights which you may have in relation to any works or other copyright subject matter which is connected with your employment.

Non-Competition Agreement

25. As a condition of your employment with Accenture you have entered into the attached Non-Competition Agreement. Nothing in this Agreement derogates from or affects your obligations contained in the Non-Competition Agreement.


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Data Protection

26. You will comply with Accenture's Data Privacy Policy (the Policy) a copy of which is available on the Accenture Policies database.

27. You must not access, use, disclose or retain personal information held in connection with any client or fellow employee except in the proper and lawful performance of your job role and pursuant to the provisions of the Policy.

28. "Personal Information" has the meaning given to it under Part II of the Privacy Act 1988.

29. You acknowledge that you have read the Policy and you consent to the processing of personal information relating to you in accordance with the Policy and Accenture's normal business practices listed in the Policy.

30. If you have any issues or concerns in relation to the implementation of the Policy or the way your personal information is dealt with under Accenture's normal business practices, you will advise the Data Privacy Officer in writing from time to time and the Data Privacy Officer will then take all appropriate and practicable steps to ensure the concerns and issues you have raised are adequately addressed and if appropriate rectified.

31.      In particular, you consent to:

         (a) the Policy where it deals with the processing of sensitive information about you, which comprises personal data about racial or ethnic origin, political opinions and memberships, religious or other similar beliefs, trade union or association membership, physical or mental health, sex life or criminal records to the limited extent, and for the purposes, described in the Policy;

         (b) the transfer worldwide, of personal information, including sensitive information, held about you by Accenture to other employees and offices of Accenture's worldwide organization for the purposes listed in the Policy and to third parties where disclosure to such third parties is required in the normal course of business in accordance with the Policy; and

         (c) with particular reference to photographs (and ancillary information which you have provided), posting on any Accenture web-site or office directory for the purpose of making your personal profile accessible to Accenture's employees and clients and other contacts, and you consent to the information and photograph being used for security identification (with a spare copy of your photograph stored in case you lose your security pass), acknowledging that this may involve the transfer of the information and photograph to any country in the world in the context of the normal course of business of Accenture.

32. The references in this Agreement to information "relating to you" or "about you" include references to information about third parties such as your spouse and children (if any) which you provide to Accenture on your behalf.


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Standards of Conduct and Behaviour

33. You are required to comply with appropriate standards of conduct and behaviour at all times and to act in a manner which will not bring Accenture or any related company into disrepute.

Authority

34. You are not authorized to enter into any contract or similar commitment or to sign any document in the name of or on behalf of Accenture or any Affiliate and are excluded from doing so unless authorized by the Board to do so.

35. You agree that the designation "Partner" does not confer on you any authority to bind Accenture or any Affiliate and no such authority will be inferred in any statement or representation made to third parties by you.

Working Overseas on behalf of Accenture

36. Our business operates within an intensely competitive industry which is continuously evolving throughout the world. To be successful in this environment, it is critical that we are able to dedicate people with the right skills to the right assignments. This means that from time to time, you will be required to travel to and from, or temporarily transfer to, a client engagement or Accenture project in a location away from your normal home location. Such assignments are driven by the needs of our clients. If you have the required skills for the project, or skills more suited to our client's needs, you may be assigned to participate in the project and you must be prepared to travel, or temporarily transfer, to the project location in accordance with Accenture policies. Depending on the location of the assignment and the length of the project, Accenture will reimburse certain costs associated with the transfer in accordance with the travel and expense policies.

Termination

37. Accenture may immediately terminate your employment by notice to you in writing if you at any time:

         (a) commit any serious or persistent breach of this Agreement including, without limitation, intentional disobedience, inappropriate conduct or behaviour, dishonesty, serious or persistent breach of duty or serious or persistent neglect;

         (b) materially breach this Agreement and do not remedy that breach within two days after receiving notice from Accenture specifying the breach;

         (c) commit an act of bankruptcy, are declared bankrupt or enter into any composition or arrangement with or make any assignment of your property in favour of your creditors generally;

         (d) become of unsound mind or a person whose person or estate is liable to be dealt with in any way under laws relating to mental health; or


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         (e)      are convicted of a criminal offence which, in the reasonable opinion of Accenture, will detrimentally affect Accenture or any Affiliate.

38. If your employment is terminated under clause 37, Accenture will not be obliged to provide to you any benefits other than the following:

         (a) any accrued salary and superannuation contributions to which you are entitled on the Termination Date;

         (b) any amount to which you are entitled in lieu of unused annual leave; and

         (c) any amount to which you are entitled in lieu of unused long service leave.

39. Accenture may for any lawful reason terminate your employment by giving you 4 months' notice and by paying to you on the date on which that notice period expires the payments specified in clause 38. Accenture will give due regard to legal requirements and organizational termination processes in dealing with any termination of employment pursuant to this clause.

40. You may at any time and for any reason resign by giving 4 months' written notice to Accenture.

41. Accenture may in its discretion pay you the equivalent amount of base compensation in lieu of all or part of any notice period relating to the termination of your employment under this Agreement.

42. If your employment is terminated by reason of the liquidation of Accenture or because of a restructure or amalgamation of Accenture, and you are offered employment with any business resulting from that restructure or amalgamation you will have no claim against Accenture in respect of such termination.

43.      On termination you will:

         (a) at the request of the Board immediately resign any directorship or office you may hold by virtue of your employment and in the event of your failure to do so, Accenture is irrevocably authorized to appoint some person in your name to sign and deliver that resignation(s) to the Board; and

         (b) immediately repay all outstanding debts and loans due to Accenture or any Affiliate and Accenture is authorized to deduct from any monies due to you a sum in repayment of all or any part of any such debts or loans.

Return of Accenture property, material and equipment

44. On termination of your employment, you will immediately return to Accenture all of its property in your possession or control, which may include (without limitation) all correspondence, documents, floppy disks, CD-Roms, computer files, mobile telephones, laptop computers, and office keys.



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Miscellaneous

45. You warrant that you have lawful authority to work in Australia and that by entering into this Agreement you are not and will not be in breach of any legal obligation.

46. You agree that Accenture will be entitled at any time during your employment to set off and/or make deductions from your salary or other sums due to you any monies due to Accenture or any Affiliate in respect of any overpayment debt or other monies due from you.

Definitions and interpretation

47. In this Agreement unless the context otherwise requires "Affiliate" has the meaning given to the expression "Related Body Corporate" by section 50 of the Corporations Law but excluding any holding company or subsidiary of Accenture or subsidiary of Accenture's holding company in respect of which you did not carry out material duties.

Governing Law

48. This Agreement is governed by and shall be construed in accordance with Victorian law.

Please indicate your acceptance of this offer by signing and returning the attached copy of this letter no later than 23 May 2001 to Rebecca Harris in the Brisbane office. You are also asked to sign and return one copy of the non-competition agreement and additional forms enclosed.

Yours sincerely,



DEREK B YOUNG
Country Managing Director



ACCEPTED BY:


Signature:

Print name:

Date: